August 10, 1998

FOR IMMEDIATE RELEASE

Company Contact
Harry Dermer, President
Lexington Healthcare Group, Inc. (NASDAQ: LEXI)
860-674-2700
860-674-5900 Fax

LEXINGTON HEALTHCARE GROUP ANNOUNCES THE ACQUISITION OF FIVE CONNECTICUT NURSING FACILITIES - 600 SKILLED NURSING BEDS

Farmington, CT August 10, 1998 - Lexington Healthcare Group, Inc. (NASDAQ-LEXI), announced today that it has signed a letter of intent to acquire five skilled nursing facilities located in Connecticut from Sun Healthcare Group, Inc. The five homes are located in Bloomfield, Danbury, Torrington, and Westport and have approximately 600 skilled nursing beds.

Jack Friedler, Lexington Healthcare's CEO stated, "The acquisition of these five nursing facilities will almost double our existing facility base in Connecticut bringing the total number of facilities to eleven and the number of beds to 1,452." Harry Dermer, Lexington Healthcare's President, said "This transaction implements our growth strategy of concentrating facilities and ancillary services within a selected geographic area to enhance operating efficiencies. The five new facilities will add approximately $50,000,000 to our existing revenue base and will bring our combined annual revenues to approximately $110,000,000."

In a separate development, Lexington Healthcare Group said that previously-announced plans to acquire a nursing facility in Braintree, MA were terminated when the owner, Pioneer Health (NASDAQ: PIHC) moved the operation into Chapter 7 reorganization and closed the facility prior to obtaining regulatory approvals for the sale to Lexington Healthcare Group.

Lexington Healthcare Group is a provider of management, healthcare and ancillary services to the long term and home care industries. It operates six nursing facilities with a total of 853 beds in Connecticut, and manages one nursing home with a total of 136 beds in Massachusetts. It also provides medical supplies, durable medical equipment, pharmacy and respiratory services.

This Press Release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.